Exhibit 10.36

November 12, 2009

Chrysler Group LLC

2009 Directors’ Restricted Stock Unit Plan

Award Notice

[Name]

Dear             :

Chrysler Group LLC (the “Company”) is pleased to evidence and confirm its grant to you of 361,446 Restricted Stock Units (“RSUs”) pursuant to the Chrysler Group LLC 2009 Directors’ Restricted Stock Unit Plan (the “Directors’ RSU Plan”). The terms defined in the Directors’ RSU Plan have the same meanings in this Award Notice. This Award Notice and the RSUs evidenced by this Award Notice are subject to and subordinate to the terms and conditions set forth in the Directors’ RSU Plan which is enclosed.

120,482 of the RSUs evidenced by this Award Notice will vest if you continuously serve as a Director through June 10, 2010; an additional 120,482 of the RSUs evidenced by this Award Notice will vest if you continuously serve as a Director through June 10, 2011; and, the remaining 120,482 RSUs evidenced by this Award Notice will vest if you continuously serve as a Director through June 10, 2012. Except as provided in Section 5(b) (death or Disability) of the Directors’ RSU Plan, if you cease to serve as a Director for any reason prior to the applicable vesting dates set forth above, the otherwise unvested RSUs then held by you shall be forfeited without payment as of the date you cease to be a Director.

An amount equal to the Fair Market Value of the Chrysler Units underlying the vested RSUs credited to your RSU Account shall be paid to you in within 60 days following the date on which you cease to serve as a Director.

CHRYSLER GROUP LLC

By:
Stephen Wolf Date
Chair, Compensation and Leadership Development Committee

PARTICIPANT

[Name] Date